Exhibit (m)(3)

Form of

AMENDED EXHIBIT A

(effective as of February 1, 2026)

to the

MassMutual Advantage Funds

Rule 12b-1 Plan

Adopted May 19, 2021

A Designated Fund may pay fees under this Plan with respect to any class of Shares of that Designated Fund at an annual rate up to the rate shown below, of the average daily net assets attributable to that class.

	Class I*	Class Y*	Class A	Class C	Class M1*	Class M2*
MML Barings Floating Rate Fund	None	None	0.25%	1.00%	None	None
MML Barings Unconstrained Income Fund	None	None	0.25%	1.00%	None	None
MML Clinton Limited Term Municipal Fund	None	None	0.25%	N/A	N/A	N/A
MML Clinton Municipal Credit Opportunities Fund	None	None	0.25%	N/A	N/A	N/A
MML Clinton Municipal Fund	None	None	0.25%	N/A	N/A	N/A

*	Note regarding Class I, Class Y, Class M1, and Class M2 shares – Payments made out of the assets attributable to a share class that may be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the class shall be deemed to be authorized by this Plan.